SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Waste Management, Inc.

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1001 Fannin Street, Suite 4000

Houston, Texas 77002

Dear Stockholder:

Our Annual Meeting of Stockholders will be held in Houston, Texas on May 4, 2007.

This booklet includes the formal notice of meeting and the Proxy Statement. The Proxy Statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives information about our director candidates and our executive officers.

For those stockholders with access to the Internet, we encourage you to access http://www.proxyvote.com to vote your shares over the Internet. Also, we encourage you to elect to receive future annual reports, proxy statements and other materials over the Internet, by following the instructions in the Proxy Statement. This electronic means of communication is quick and convenient and can save the Company a substantial amount of money in printing and postage costs.

Even if you only own a few shares, we want your shares to be represented at the meeting. Please vote your shares either by returning your proxy card or by voting by telephone or over the Internet as soon as possible. See the proxy card or the voting instruction form if your shares are held through a broker for detailed instructions on how to vote by telephone or over the Internet.

We also encourage you to listen to our earnings announcements on our quarterly conference calls to hear about the financial condition of the Company. The conference calls are broadcast live over the Internet at http://www.wm.com. We will announce the dates and times of the conference calls via press releases. You may also find information about the calls and copies of our press releases, including those that announce our earnings results, posted on our website at http://www.wm.com.

SINCERELY YOURS,

JOHN C. POPE

Chairman of the Board

March 21, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF WASTE MANAGEMENT, INC.

Date and Time:

May 4, 2007 at 11:00 a.m., Central Time

Place:

The Maury Myers Conference Center

Waste Management, Inc.

1021 Main Street

Houston, Texas 77002

Purpose:

•	To elect nine directors;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	To conduct other business that is properly raised at the meeting.

Only stockholders of record on March 9, 2007 may vote at the meeting.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope, or vote by telephone or over the Internet by following the instructions on the proxy card.

LINDA J. SMITH

Corporate Secretary

March 21, 2007

GENERAL INFORMATION

About this Proxy Statement

We sent you these proxy materials because Waste Management’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

Who May Vote

Stockholders of Waste Management, as recorded in our stock register at the close of business on March 9, 2007, may vote at the meeting. On March 21, 2007 we began mailing these proxy materials to those stockholders. Each share of Waste Management Common Stock is entitled to one vote. As of March 9, 2007, there were 524,946,276 shares of Common Stock outstanding and entitled to vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy. You may revoke your proxy before we vote it at the meeting:

•	by submitting a new proxy with a later date;

•	by voting in person at the meeting; or

•	by notifying our Corporate Secretary in writing at Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002.

Your most current proxy is the one that is counted unless you vote in person at the meeting.

How Proxies Work

Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You can vote by proxy:

•	by telephone or over the Internet by following the instructions on the proxy card or the voting instruction form if your shares are held through a broker; or

•	by mail by signing, dating and mailing the enclosed proxy card.

You may receive more than one proxy card depending on how you hold your shares. Shares registered in your name and shares held in our Employee Stock Purchase Plan are covered by separate proxy cards. If you hold shares through a broker, your ability to vote by phone or over the Internet depends on your broker’s voting process. You should complete and return each proxy or other voting instruction request provided to you.

If you sign your proxy but do not give voting instructions, we will vote your shares as follows:

•	in favor of our director candidates; and

•	in favor of the ratification of the independent registered public accounting firm.

If you give us your proxy, any other matters that may properly come before the meeting will be voted at the discretion of the proxy holders. You may vote for or against the election of each director and the ratification of the independent registered public accounting firm, or you may abstain from voting.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be present at the meeting, either by proxy or in person. Abstentions will be counted as present at the meeting for determining whether we have a quorum.

Votes Needed

The election of each director and the ratification of the independent registered public accounting firm require the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote. Abstentions will have the same effect as a vote against these matters because they are considered present and entitled to vote, but are not voted.

Attending in Person

Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, bring your bank or broker statement showing your beneficial ownership of Waste Management stock in order to be admitted to the meeting.

The only items that will be discussed at this year’s Annual Meeting will be the two agenda items set out in the Notice. There will be no presentations made at this year’s meeting.

BOARD OF DIRECTORS

Our Board of Directors currently has nine members. Our Board is declassified, which means that each member is elected annually. Mr. Pope is the Non-Executive Chairman of the Board and presides over all meetings of the Board, including executive sessions that only non-employee directors attend.

Stockholders and interested parties wishing to communicate with the Board or the non-employee directors should address their communications to Mr. John C. Pope, Non-Executive Chairman of the Board, c/o Waste Management, Inc., P.O. Box 53569, Houston, Texas 77052-3569.

DIRECTOR NOMINEES

(Item 1 on the Proxy Card)

The first proposal on the agenda is the election of nine directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The Board has nominated nine director candidates whose biographies are described in the table below, and recommends that you vote for their election. No nominees will be recognized other than those that are nominated in accordance with our Bylaws. Therefore, the following director candidates are the only nominees that will be presented for the 2007 Annual Meeting. Information concerning how to nominate a director may be found under the Nominating and Governance Committee heading on page 7. All of the director candidates presented are current directors.

The nominees receiving the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote will be elected. If any nominee is unable or unwilling to serve as a director, which we do not anticipate, the Board, by resolution, may reduce the number of directors or may choose a substitute.

The Board of Directors has determined that each of the following eight non-employee director candidates is independent in accordance with the New York Stock Exchange requirements:

Pastora San Juan Cafferty

Frank M. Clark, Jr.

Patrick W. Gross

Thomas I. Morgan

John C. Pope

W. Robert Reum

Steven G. Rothmeier

Thomas H. Weidemeyer

Mr. Steiner is the only employee director and, as such, is not considered an “independent” director.

To assist the Board in determining independence, the Board of Directors adopted categorical standards of director independence, which meet or exceed the New York Stock Exchange requirements. These standards specify certain relationships that must be avoided in order for the non-employee director to be deemed independent. The Board reviewed all commercial and non-profit affiliations of each non-employee director and the dollar amount of all transactions between the Company and each entity with which a non-employee director is affiliated to ensure independence. These transactions included the Company, through its subsidiaries, providing waste management services in the ordinary course of business and the Company and its subsidiaries purchasing goods and services in the ordinary course of business. The categorical standards our Board uses in determining independence are included in our Corporate Governance Guidelines, which can be found on our website. The Board has determined that each non-employee director candidate meets these categorical standards and there are no other relationships that would affect independence.

The following is a brief biography of each director nominee.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
Pastora San Juan Cafferty	66

•      Director of the Company or one of its predecessors since 1994.

•      Professor Emerita — University of Chicago since June 2005, Professor — University of Chicago from 1985 to 2005 and faculty member from 1971 to 2005.

•      Director of Kimberly-Clark Corporation, Integrys Energy Group, Inc. and Harris Financial Corporation, a private corporation.

Frank M. Clark, Jr.	61

•      Director of the Company since 2002.

•      Chairman and Chief Executive Officer — ComEd (energy services company and subsidiary of Exelon Corporation) since November 2005, President — ComEd from 2001 to November 2005.

•      Executive Vice President and Chief of Staff — Exelon Corporation (public utility holding company) from 2004 to 2005; Senior Vice President – Exelon Corporation from 2002 to 2004.

•      Director of Aetna Inc. and Harris Financial Corporation, a private corporation.

Patrick W. Gross	62

•      Director of the Company since 2006.

•      Chairman of The Lovell Group (private investment and advisory firm) since October 2001.

•      Director of Capital One Financial Corporation, Career Education Corporation, Liquidity Services, Inc., Mobius Management Systems, Inc. and Taleo Corporation.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
Thomas I. Morgan	53

•     Director of the Company since 2006.

•     CEO — Hughes Supply, Inc. (wholesale distributor of construction, repair and maintenance-related products) from May 2003 to March 2006; President — Hughes Supply from April 2001 to March 2006; Chief Operating Officer — Hughes Supply from April 2001 to May 2003.

•     Director of Rayonier, Inc., ITT Educational Services, Inc. and Tech Data Corp.

John C. Pope	57

•     Non-Executive Chairman of the Board since November 2004.

•     Director of the Company or one of its predecessors since 1997.

•     Chairman of the Board — PFI Group (private investment firm) since July 1994.

•     Director of Federal Mogul Corporation, R.R. Donnelley & Sons, Co., Dollar Thrifty Automotive Group, Inc., Kraft Foods, Inc. and Con-way, Inc.

W. Robert Reum	64

•     Director of the Company since 2003.

•     Chairman, President and CEO — Amsted Industries Incorporated (diversified manufacturer for the railroad, vehicular and construction industries) since March 2001.

Steven G. Rothmeier	60

•     Director of the Company or one of its predecessors since 1997.

•     Chairman and CEO — Great Northern Capital (private investment management, consulting and merchant banking firm) since March 1993.

•     Director of Precision Castparts Inc. and Arvin Meritor, Inc.

David P. Steiner	46

•     Chief Executive Officer and Director of the Company since March 2004.

•     Executive Vice President and Chief Financial Officer from April 2003 to March 2004.

•     Senior Vice President, General Counsel and Corporate Secretary from July 2001 to April 2003.

•     Director of Tyco Electronics Corporation.

Thomas H. Weidemeyer	59

•     Director of the Company since January 2005.

•     Chief Operating Officer — United Parcel Service, Inc. (package delivery and supply chain services company) from 2001 to 2003, and Senior Vice President — United Parcel Service, Inc. from 1994 to 2003.

•     President, UPS Airlines (UPS owned airline) from 1994 to 2003.

•     Director of NRG Energy, Inc. and The Goodyear Tire & Rubber Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NINE NOMINEE DIRECTORS.

Meetings and Board Committees

Last year the Board held nine meetings and each committee of the Board met independently as set forth below. Each incumbent director attended at least 75% of the meetings of the Board and the committees on which he served. In addition, all directors attended the 2006 Annual Meeting of Stockholders, with the exception of Mr. Rothmeier who was unable to attend due to illness.

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board, and all members of the Board are invited to attend all committee meetings. The Board has three standing committees: the Audit Committee, which is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended; the Management Development and Compensation Committee; and the Nominating and Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary. In 2006, the Board appointed a Special Committee as described below.

The Audit Committee

Mr. Rothmeier has been the Chairman of our Audit Committee since May 2004. The other members of our Audit Committee are Messrs. Clark, Gross, Pope and Reum. Each of the members of our Audit Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. Our Audit Committee held ten meetings in 2006.

SEC rules require that each publicly traded company have at least one financial expert on its Audit Committee. Our Board of Directors has named Mr. Rothmeier and Mr. Pope as the Audit Committee’s financial experts based on a thorough review of their education and financial and public company experience.

Mr. Rothmeier served in various leadership positions in the airline industry for approximately 16 years, including the positions of Chairman, CEO and CFO of Northwest Airlines. He founded Great Northern Capital, a private investment management, consulting and merchant banking firm, in 1993, where he continues to serve as Chairman and CEO. Mr. Rothmeier has a master’s degree in finance from the University of Chicago Graduate School of Business and a bachelor’s degree in business administration from the University of Notre Dame. Mr. Rothmeier serves on one public company audit committee in addition to ours.

Mr. Pope served in various financial positions, primarily in the airline industry, for approximately 17 years, including over nine years combined in CFO positions at American Airlines and United Airlines. He has a master’s degree in finance from the Harvard Graduate School of Business Administration and a bachelor’s degree in engineering and applied science from Yale University. Mr. Pope serves on four public company audit committees in addition to ours. The Board reviewed the time Mr. Pope spends on each company’s audit committee and the time he spends on other companies’ interests and determined that Mr. Pope’s service on the other companies’ audit committees and the time he spends on other companies’ interests does not impair his ability to serve on the Company’s Audit Committee.

Mr. Gross also serves on four public company audit committees in addition to ours. The Board reviewed the time Mr. Gross spends on each company’s audit committee and the time he spends on other companies’ interests and determined that Mr. Gross’ service on the other companies’ audit committees and the time he spends on other companies’ interests does not impair his ability to serve on the Company’s Audit Committee.

The Audit Committee’s duties are set forth in a written charter that was approved by the Board of Directors. A copy of the charter can be found on our website. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting, internal audit function and independent auditors. As part of its function, the Audit Committee reports the results of all of its reviews to the full Board. In fulfilling its duties, the Audit Committee, among other things, will:

Independent Auditor

•	Engage an independent auditor, determine the auditor’s compensation and replace the auditor if necessary;

•	Review the independence of the independent auditor and establish hiring policies for current or former employees of the independent auditor;

•	Evaluate the lead partner of our independent audit team and review a report, at least annually, describing the independent auditor’s internal control procedures; and

•	Pre-approve all services, including non-audit engagements, provided by the independent auditor.

Internal Audit

•	Review the plans, staffing, reports and activities of the internal auditors; and

•	Review and establish procedures for receiving, retaining and handling complaints, including anonymous complaints by our employees, regarding accounting, internal controls and auditing matters.

Financial Statements

•	Review financial statements and Forms 10-K and 10-Q with management and the independent auditor;

•	Review all earnings press releases and discuss the type of earnings guidance that we provide to analysts and rating agencies with management;

•

Discuss with the independent auditor any material changes to our accounting principles and matters required to be communicated under Statement on Auditing Standards No. 61 (Statement on Auditing Standards No. 114 effective January 1, 2007) relating to the conduct of the audit;

•	Review with management, the independent auditor and our internal auditors our financial reporting, accounting and auditing practices;

•	Determine whether we have adequate and effective accounting and financial controls; and

•	Review CEO and CFO certifications related to our reports and filings.

The Management Development and Compensation Committee

Mr. Reum has served as the Chairman of our Management Development and Compensation Committee (the “Compensation Committee”) since May 2004. The other members of the Committee are Ms. Cafferty and Messrs. Morgan, Pope, Rothmeier and Weidemeyer. Each of the members of our Compensation Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. The Compensation Committee met six times in 2006.

Our Compensation Committee is responsible for overseeing all of our executive and senior management compensation, as well as developing the Company’s compensation philosophy generally. The Compensation Committee’s written charter, which was approved by the Board of Directors, can be found on our website. In fulfilling its duties, the Compensation Committee, among other things, will:

•	Review and establish policies governing the compensation and benefits of all of our executives;

•	Approve the compensation of our senior management and set the bonus plan goals for those individuals;

•	Conduct an annual evaluation of our Chief Executive Officer to set his compensation;

•	Oversee the administration of all of our equity-based incentive plans;

•	Recommend new Company compensation and benefit plans or changes to our existing plans to the full Board; and

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board.

In overseeing compensation matters, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

For additional information on the Compensation Committee, see the Compensation Discussion and Analysis on page 13.

The Nominating and Governance Committee

Mr. Clark has served as the Chairman of our Nominating and Governance Committee since May 2004. The other members of the Committee include Ms. Cafferty and Messrs. Gross, Morgan, Pope and Weidemeyer. Each of the members of our Nominating and Governance Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. In 2006, the Nominating and Governance Committee met nine times.

The Nominating and Governance Committee has a written charter that has been approved by the Board of Directors and can be reviewed by accessing our website. It is the duty of the Nominating and Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating and Governance Committee, among other things, will:

•	Review and recommend the composition of our Board, including the nature and duties of each of our committees;

•	Evaluate and recommend to the Board the compensation paid to our non-employee directors;

•	Evaluate the charters of each of the committees and recommend who the committee chairs will be;

•	Review individual director’s performance, when issues arise, in consultation with the Chairman of the Board;

•	Recommend retirement policies for the Board, the terms for directors and the proper ratio of employee directors to outside directors;

•	Perform an annual self-evaluation and report the results to the Board;

•	Review stockholder proposals received for inclusion in the Company’s proxy statement and recommend action to be taken with regard to the proposals to the Board; and

•	Identify and recommend to the Board candidates to fill director vacancies.

Potential director candidates are identified through various methods, and the Committee welcomes suggestions from directors, members of management, and stockholders. The Nominating and Governance Committee also uses outside consultants to assist it with identifying potential director candidates. In 2006, the Company paid fees to an outside consultant who assisted the Board in identifying potential Board candidates.

For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal and professional integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, and the potential for effectiveness, in conjunction with the other directors, to serve the long-term interests of the stockholders. The Committee uses a matrix of functional and industry experiences for its current directors to develop criteria for new candidates when a vacancy becomes available. Before being nominated by the Nominating and Governance Committee, director candidates are interviewed by a minimum of two members of the Nominating and Governance Committee, including the Non-Executive Chairman of the Board, and the Chief Executive Officer. Additional interviews may include other members of the Board, representatives from senior levels of management and a consultant if one is being used.

The Committee intends to maintain the size of the Board at nine directors, which is consistent with the objective stated in our Corporate Governance Guidelines. When a vacancy occurs or is anticipated, the Nominating and Governance Committee will consider all potential nominees on their merits without regard to the source of recommendation. The Nominating and Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee, you should submit your candidate’s name, together with biographical information and his or her written consent to nomination to the Chairman of the Nominating and Governance Committee, Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002, between October 23, 2007 and November 22, 2007.

Special Committee

The Board of Directors appointed a Special Committee in November 2006 to make indemnification decisions on behalf of the Board. The Special Committee consists of Mr. Morgan and Mr. Weidemeyer. The Special Committee held no meetings in 2006.

Stockholders may obtain copies of our Corporate Governance Guidelines, the Charters of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, and our Code of Conduct free of charge by contacting the Corporate Secretary, c/o Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002 or by accessing our website at http://www.wm.com.

DIRECTOR NOMINEE AND OFFICER STOCK OWNERSHIP

In March 2004, the Board of Directors adopted stock ownership guidelines for our non-employee directors. Under the guidelines, each director is required to hold Common Stock or share-based instruments, which can include phantom stock and stock units, valued at five times his annual cash retainer, based on a $30.00 stock price. For non-employee directors other than Mr. Pope, five times the 2007 annual cash retainer of $50,000 equates to approximately 8,300 shares, and five times Mr. Pope’s 2007 annual cash retainer of $150,000 equates to 25,000 shares. Directors who were members of the Board in March 2004 had until March 2007, three years from the adoption of the guidelines, to reach their required level of ownership, and all have done so. Mr. Weidemeyer, Mr. Morgan and Mr. Gross each has three years from the date of his election to meet the ownership requirements.

In October 2002, the Compensation Committee also adopted stock ownership guidelines for our executives, which are described in the Compensation Discussion and Analysis on page 21 of this Proxy Statement.

The Stock Ownership Table below shows how much Common Stock each director nominee and executive officer named in the Summary Compensation Table on page 25 owned as of March 9, 2007. None of these individuals own more than 1% of our outstanding shares. Collectively, the directors and executive officers as a group owned approximately 1% of our outstanding shares as of March 9, 2007 (our record date for the Annual Meeting).

The table does not include performance share units granted to each of the named executive officers in January of 2005, 2006 and 2007 that are not yet earned. Performance share units are settled in shares of our Common Stock based on the Company’s achievement of certain financial performance objectives during a three-year performance period. The actual number of shares of Common Stock the executives may receive at the end of the performance period will vary depending on the level of achievement of the Company’s financial objectives, and can vary from zero to two times the number of performance share units granted. Since the number of shares, if any, that will ultimately be issued pursuant to the performance share units is not known, we have excluded them from the table.

Stock Ownership Table

Name	Shares of Common Stock Owned (1)	Shares of Common Stock Covered by Exercisable Options	Phantom Stock (2)
Pastora San Juan Cafferty	16,248	40,000	0
Frank M. Clark, Jr.	13,623	0	0
Patrick W. Gross	3,102	0	0
Thomas I. Morgan	4,094	0	0
John C. Pope (3)	25,303	42,175	2,286
W. Robert Reum	11,756	0	0
Steven G. Rothmeier	13,862	44,350	265
Thomas H. Weidemeyer	7,506	0	0
David P. Steiner	286,226	766,593	10,586
Lawrence O’Donnell, III	157,071	844,466	2,743
Robert G. Simpson	75,826	271,768	0
James E. Trevathan(4)	82,455	402,690	0
Duane C. Woods (5)	37,391	167,000	3,397
Robert P. Damico (6)	94,927	491,854	0
All directors and executive officers as a group (25 persons)	1,133,566	4,289,733	32,726

(1)	Includes shares of restricted stock held by the executive officers that can only be voted and/or sold after service-based vesting requirements have been met. The shares of restricted stock are subject to forfeiture in certain circumstances if the executive officer leaves the Company. Also includes restricted stock units held by the executive officers and deferred stock units held by non-employee directors that will be paid out in shares of our Common Stock upon vesting of the award. The restricted stock units are also subject to forfeiture in certain circumstances, but the deferred stock units, held by non-employee directors, are not subject to forfeiture. The shares of restricted stock and the restricted stock units were granted to executive officers under the Company’s equity compensation plans, as further described in the Compensation Discussion and Analysis on page 19. The deferred stock units were received by the non-employee directors under the 2003 Directors’ Deferred Compensation Plan as described under Director Compensation on page 32. The following shares or units are included in the numbers presented:

	Deferred Stock Units	Restricted Stock	Restricted Stock Units
Pastora San Juan Cafferty	12,623	—	—
Frank M. Clark, Jr.	12,623	—	—
Patrick W. Gross	3,102	—	—
Thomas I. Morgan	2,794	—	—
John C. Pope	20,964	—	—
W. Robert Reum	10,756	—	—
Steven G. Rothmeier	12,623	—	—
Thomas H. Weidemeyer	6,506	—	—
David P. Steiner	—	2,775	117,207
Lawrence O’Donnell, III	—	2,775	54,120
Robert G. Simpson	—	2,800	30,738
James E. Trevathan	—	2,750	18,165
Duane C. Woods	—	3,950	18,165
Robert P. Damico	—	1,975	5,417

(2)	Certain non-employee directors received phantom stock units pursuant to deferrals of their compensation under the Company’s previous directors’ deferred compensation plans. Executive officers receive phantom stock units if they choose Waste Management stock as an investment fund under the Company’s 409A Deferral Savings Plan (the “Deferral Plan”) described in the Nonqualified Deferred Compensation table on page 31. Phantom stock units are equal in value to one share of our Common Stock and receive dividend equivalents, in the form of additional phantom stock units, at the same time that shares of Common Stock receive dividends. The value of the phantom stock units is paid out, in cash, at a future date elected by the director or executive.
(3)	The number of shares owned by Mr. Pope includes 435 shares held in trusts for the benefit of his children.
(4)	The number of shares owned by Mr. Trevathan includes 14,600 shares that were pledged as security for a short term loan in February 2007.
(5)	The number of shares owned by Mr. Woods includes (i) 125 shares held by his children; (ii) 1,333 shares held by an investment club in which Mr. Woods participates; and (iii) 185 shares held by his wife’s IRA.
(6)	The shares of Common Stock shown for Mr. Damico represent his holdings as of April 30, 2006, the date of his retirement from the Company.

PERSONS OWNING MORE THAN 5% OF WASTE MANAGEMENT COMMON STOCK

The table below shows the beneficial ownership of stockholders owning more than 5% of our Common Stock. We included this information based on Schedules 13D and 13G filed with the SEC as of March 9, 2007.

	Shares Beneficially Owned
Name and Address	Number	Percent
Barclays Global Investors, NA 45 Fremont Street San Francisco, California 94105	30,046,563	5.61%

(1)	This information is based on a Schedule 13G filed with the SEC by Barclays on January 23, 2007. Shares listed as beneficially owned by Barclays are owned by the following entities: Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, executive officers, directors and stockholders who own more than 10% of our Common Stock are required to file reports of their ownership, as well as any changes in their ownership, with the SEC and the New York Stock Exchange. They are also required to provide us with copies of any forms they file.

We are not aware of any stockholders owning more than 10% of our Common Stock. After reviewing the copies of the forms and written representations from our executive officers and directors, we believe that during the last fiscal year, the executive officers and directors complied with all of their requirements to report their stock ownership and any changes in their ownership.

EXECUTIVE OFFICERS

The following is a listing of our current executive officers, other than Mr. Steiner, whose personal information is included in the Director Nominees section of this Proxy Statement on page 4, indicating their names, ages and a summary of their business experience for the past five years.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
David A. Aardsma	50	• Senior Vice President, Sales and Marketing since January 2005. • Vice President, Sales from August 2000 to January 2005.

Lynn M. Caddell	53

•     Senior Vice President and Chief Information Officer since March 2004.

•     President, Yellow Technologies, Inc. (subsidiary of YRC Worldwide, Inc., transportation service provider) from November 1999 to March 2004.

Barry H. Caldwell	46

•     Senior Vice President — Government Affairs and Corporate Communications since September 2002.

•     Vice President — Government Relations, CIGNA Corporation (employee benefits provider) from October 2000 to September 2002.

Patrick J. DeRueda	45

•     President, WM Recycle America, L.L.C. (formerly Recycle America Alliance, L.L.C.), a wholly-owned subsidiary of the Company, since March 2005.

•     Market Area General Manager — New Mexico Market from February 2003 to March 2005.

•     Market Area General Manager — Tucson, Arizona Market from March 2002 to February 2003.

Jeff M. Harris	52	• Senior Vice President — Midwest Group since April 2006. • Area Vice President — Michigan Market Area from April 2000 to April 2006.

David R. Hopkins	63	• Senior Vice President — Southern Group since March 2000.

Lawrence O’Donnell, III	49

•     President and Chief Operating Officer since March 2004.

•     Executive Vice President — Operations Support and Chief Administrative Officer from April 2003 to March 2004.

•     Executive Vice President — Western Group from July 2001 to April 2003.

Cherie C. Rice	44	• Vice President — Finance since May 2004, and Treasurer since January 2004. • Vice President — Investor Relations from July 1998 to January 2004.

Greg A. Robertson	53	• Vice President and Chief Accounting Officer since March 2004. • Vice President and Assistant Controller from July 2001 to March 2004.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
Michael J. Romans	56

•      Senior Vice President, People since January 2007.

•      Senior Vice President — Human Resources, The St. Joe Company (real estate operating company) from May 2006 to January 2007.

•      Senior Vice President — Human Resources, Hughes Supply, Inc. (wholesale distributor of construction, repair and maintenance-related products) from December 2004 to March 2006.

•      Senior Vice President — Human Resources, Standard Register Corporation (document services provider) from April 2001 to December 2004.

Robert G. Simpson	54

•      Senior Vice President and Chief Financial Officer since March 2004.

•      Senior Vice President and Chief Accounting Officer from April 2003 to March 2004.

•      Vice President and Chief Accounting Officer from May 2002 to April 2003.

•      Vice President — Taxation from November 1998 to May 2002.

James E. Trevathan	54	• Senior Vice President — Eastern Group since July 2004. • Senior Vice President — Sales and Marketing from May 2000 to July 2004.

Mark A. Weidman	50	• President of Wheelabrator Technologies Inc., a wholly-owned subsidiary of the Company, since March 2006. • Vice President — Operations of Wheelabrator from June 2001 to March 2006.

Rick L Wittenbraker	58	• Senior Vice President, General Counsel and Chief Compliance Officer since November 2003. • Partner, Bracewell & Giuliani, LLP (full service law firm), from 1983 to November 2003.

Duane C. Woods	55	• Senior Vice President — Western Group since July 2004. • Vice President and General Counsel — Western Group from August 1998 to July 2004.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company’s Compensation Discussion and Analysis provides information about our compensation objectives and policies for the executive officers named in this Proxy Statement and our senior executives generally.

Our compensation philosophy is designed to:

•	attract exceptional employees;

•	retain key talent;

•	reward past performance;

•	incent future performance; and

•	align our executives’ long-term interests with those of our stockholders.

We believe that our compensation programs have a direct link to the Company’s current strategic objectives of growing earnings, expanding our margins, increasing our return on invested capital, and generating strong cash flow to return to our stockholders.

The Compensation Committee retains an independent compensation consultant who is hired by and reports to the Committee, independent of management. This consultant reviews recommendations by management and advises whether such recommendations are appropriate and consistent with market and general compensation trends. The Committee has retained Frederic W. Cook & Co., Inc. as its independent consultant since 2002. The Company makes regular payments to Frederic W. Cook for consulting services and paid $3,400 for the purchase of the firm’s Long-Term Incentive Compensation Survey, in which the Company participated. Frederic W. Cook has no other business relationships with the Company and receives no other payments from the Company.

Executive Compensation Program Design

The following principles guide the development and design of all our compensation programs:

•

Total compensation opportunities available to our executives are commensurate with the Company’s revenue size and consistent performance relative to both general industry survey data and a public-company comparison group;

•	Total compensation packages offered to executives provide an appropriate mix of fixed and variable compensation to support a strong pay-for-performance relationship;

•	Performance-based compensation programs are tied to performance measures that strongly influence stockholder value over time;

•	Compensation plans are easy to understand and communicate; and

•	Our executives are required to hold a significant portion of the Company’s Common Stock in order to promote alignment of interest with stockholders.

Competitive Market

With the assistance of its independent consultant, our Compensation Committee annually reviews competitive levels of compensation, including base salary, annual bonus, and long-term incentives. Compensation survey data for general industry companies, excluding financial services, with similar annual revenues are used in determining competitive market levels. We use general industry data rather than the waste industry data because there are no comparably sized companies in the waste industry. We also look at general industry data because we recruit talent from companies outside of our industry.

In addition to survey data, the pay levels of the named executive officers are compared to publicly available information from a group of companies that have similar revenues, asset intensive operations, and business-to-business service models. This peer group is recommended by the independent consultant with input from management and evaluated and approved by the Compensation Committee. In 2006 the peer group consisted of Allied Waste Industries, Aramark, Automatic Data Processing, Burlington Northern Santa Fe, CSX, Entergy, FedEx, FPL Group, Halliburton, Norfolk Southern, Schlumberger, Southern Company, Sysco, Union Pacific, United Parcel Service, and YRC Worldwide. As part of the compensation review process, the Compensation Committee reviews and reconfirms the list annually.

Generally we believe that each element of compensation should be targeted near the median of the range for executives in similar positions with similar responsibilities at these comparable companies. While each element is targeted near the median, our annual and long-term incentive awards are structured in a way that provides for above median competitiveness when Company and individual performance are exceptional and below median competitiveness when Company and individual performance levels are below targeted levels.

Tax and Accounting Treatment

The primary consideration in designing our compensation programs is to align executive compensation with the achievement of strategic and financial business goals that serve to enhance stockholder value. However, we also take into consideration the tax and accounting implications of our programs.

Compensation Deductibility

When appropriate, we take advantage of the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to the Chief Executive Officer or any of the other named executive officers, unless such compensation meets certain performance-based requirements. Throughout this discussion we have noted the programs that meet the Section 162(m) requirement.

Stock Options

In order to design our long-term incentive plans in a manner that creates a strong link to operating performance, beginning in January 2005 we used equity awards other than stock options to deliver long-term incentive value. Additionally, because of our then pending adoption of FAS 123(R), in December 2005 the Compensation Committee made the decision to vest all outstanding stock options in order to reduce non-cash compensation expenses that we would have otherwise recorded in future periods. The acceleration of vesting benefited all employees holding stock options by allowing them to exercise without having to wait for the original vesting date. While we have chosen not to grant options under our current programs, we do recognize that options may be an appropriate reward vehicle in the future.

When granting options, our historical practice had been to set grant dates for annual awards based on the Compensation Committee approval date, which generally occurred during the first quarter of the year. Special award grant dates generally were set based on the Compensation Committee approval date. Pursuant to the Compensation Committee’s authority, authorization was given to the Chief Executive Officer of the Company to grant awards to non-officer employees within specified limits. All awards granted by the Chief Executive Officer were presented to the Chairman of the Committee for ratification. In these situations where Compensation Committee approval was not required for the special award, grant dates were set based on the corresponding date of the event, such as hire date or promotion date. Stock option awards’ exercise prices were set based on the market value of our Common Stock on the date of grant.

Tally Sheets

In March 2006, we began providing our Compensation Committee tally sheets for our executive officers. The Compensation Committee uses the tally sheets in reviewing our compensation levels because they show the cumulative impact of all elements of compensation. They also provide a means for comparing internal equity for all compensation components. The tally sheets include detailed information and dollar amounts for all material components of compensation, including:

•	base salary;

•	annual cash bonus targets;

•	long-term incentive compensation awards based on targets;

•	the value of all shares of Common Stock and equity-based instruments held by the individual;

•	perquisites;

•	welfare and retirement benefits; and

•	severance payments in the case of voluntary termination, termination without cause, termination for cause, death or disability, retirement, and termination during a change-in-control period.

Elements of Compensation

Our executive compensation program consists of a variety of compensation elements, including base salary, annual bonuses, long-term incentive awards, perquisites, and a deferral plan. While we do not have a specific formula that dictates the overall weighting of each element as a part of the total, we do believe that a greater emphasis should be placed on the value of compensation delivered through variable incentive compensation rather than through a fixed base salary. This supports our belief that Company performance should have a meaningful impact on the actual total compensation delivered to our executives. We also believe that variable incentive compensation should be weighted heavier toward equity awards with a long-term focus rather than toward short-term performance cash awards. Therefore, our long-term incentive award targets make up a larger portion of our total compensation than do our annual bonus targets. We believe each element fulfills a distinct purpose and collectively they provide for a total compensation package that fully supports our overall compensation philosophy and strategic objectives.

Base Salaries

We determine base salaries based on the executive’s scope of responsibility, the competitive market for similar positions at other companies, individual performance, level of experience, internal equity, and business performance. We monitor the impact base salary increases have on cash bonuses set as a percentage of salary;

total salary plus bonus; total salary plus bonus and long-term incentives; and our overall market competitiveness by analyzing salary increases prior to recommending them for approval by the Compensation Committee. Base salaries generally are targeted at the median of base salaries at companies in our peer group and in the survey data. Results of our most recent market review, conducted in 2006 by the Compensation Committee’s consultant, showed salaries for our named executives ranged from 19% below to 3% above the median salaries of similarly positioned executives.

The table below shows our named executive officers’ base salary increases in the last fiscal year and the most recent increases, which will become effective in April 2007:

Named Executive Officer	Fiscal Year 2005 (1)	Fiscal Year 2006 (2)	Percent Increase	April 2007	Percent Increase
David P. Steiner Chief Executive Officer	$850,000	$925,000	8.8%	$1,025,000	10.8%
Lawrence O’Donnell, III President & COO	$671,375	$691,516	3.0%	$733,007	6.0%
Robert G. Simpson SVP & Chief Financial Officer	$430,500	$473,550	10.0%	$487,757	3.0%
James E. Trevathan SVP Eastern Group	$501,225	$516,262	3.0%	$531,750	3.0%
Duane C. Woods SVP Western Group	$465,750	$491,832	5.6%	$531,179	8.0%
Robert P. Damico SVP Midwest Group (Retired) (3)	$501,225	$501,225	0.0%	—	—

(1)	Salaries listed for 2005 were effective as of April 3, 2005, with the exception of Mr. Steiner’s salary, which was effective on October 31, 2004.
(2)	Salaries listed for 2006 were effective as of April 2, 2006.
(3)	Mr. Damico retired in April 2006.

The Company increased base salaries of the named executive officers, other than Messrs. Steiner, Simpson and Woods, by three percent in 2006, consistent with salary increase market data provided in salary surveys for similar positions. Mr. Steiner, Mr. Simpson and Mr. Woods each received greater increases because their starting salaries for their positions in 2004 were lower than the generally targeted median market comparison to reflect their level of experience in their new roles. In 2007, the named executive officers, other than Messrs. Steiner, O’Donnell, and Woods received three percent salary increases consistent with salary increase market data. Mr. Steiner and Mr. Woods received greater increases to reflect increased experience in their roles and their level of performance throughout the year. Mr. O’Donnell received a greater increase due to his level of performance throughout the year.

Annual Bonuses

Annual executive bonuses are paid under the Waste Management 2005 Annual Incentive Plan, which was approved by stockholders at the 2004 Annual Meeting of Stockholders. The Plan is designed to comply with the performance-based compensation exemption under Section 162(m) of the Code by allowing the Compensation Committee to set performance criteria for payments, which may not exceed the predetermined amount of 0.5% of pre-tax income per participant.

Each of our executives is assigned a target bonus as a percentage of base salary. The bonus targets are based upon individual position, market competitiveness, level of responsibility and each individual’s ability to impact the Company’s success. Target percentages are set to approximate the median of target percentages for executives in similar roles at companies in our peer group and in the survey data. While targets are set based on median market values, actual bonus awards paid can be significantly above or below median market levels, depending upon Company and individual performance. Actual bonus awards are determined based on the

Company’s and the individual executive’s achievement of pre-established goals and can range from 0% to 200% of the bonus target. The 2006 market review showed that the named executives’ target bonus percentages were in-line with our targeted median market levels and no changes were made to executives’ target bonus percentages for 2007.

Target bonus percentages for our named executive officers are as follows:

Named Executive Officer	Target Bonus as % of Salary
David P. Steiner Chief Executive Officer	115%
Lawrence O’Donnell, III President & COO	100%
Robert G. Simpson SVP & Chief Financial Officer	85%
James E. Trevathan SVP Eastern Group	85%
Duane C. Woods SVP Western Group	85%
Robert P. Damico SVP Midwest Group (Retired) (1)	85%

(1)	Mr. Damico retired in April 2006 and was eligible to receive a prorated portion of his 2006 bonus.

The Compensation Committee establishes financial performance goals for each executive annually. Financial performance targets are set based on budgets for the corresponding year. We believe that while our budget targets are aggressive, they establish a reasonable one-year performance goal and if these goals are met, the Company has had a year of performance that warrants a target level payout. If performance exceeds these levels, then a corresponding above target payout is made. If the Company does not meet the targeted performance level, then the corresponding award is lowered to reflect this. For fiscal 2006, the annual performance goals included two financial measures, net income margin and cash flow, weighted equally at 35% each, and personal performance measures based on performance related to the individual’s job responsibility such as safety, productivity, succession planning, pricing or customer service, weighted at 30%.

The financial measures selected provide a direct link to our strategic objectives of expanding margins and generating cash flow. Measuring net income margin focuses our executives on pricing and costs of the Company. Our operating performance, in large measure, determines the cash flow available for our share repurchase program, payment of dividends, scheduled debt reduction and acquisitions.

Each financial performance goal is designed to include a threshold performance level, such that a certain percentage of the target must be met before any payment can be made for that measure. For 2006, the threshold performance levels of cash flow for the named executive officers were 80% of their respective targets. Additionally, we believe it is important to reward for year-over-year improvement. Consequently, the Company also was required to exceed the prior year’s net income margin performance level before any payout under this portion of the bonus could be made. As a result, the 2006 net income threshold was set after the end of 2005 at 7.1% (the 2005 performance, as adjusted), which is above the original 6.8% target.

As shown below, in 2006 we exceeded both our net income margin and cash flow targets.

Performance Goal Measure	2006 Target	2006 Actual (as adjusted)	% of Target Achieved	% Payout Earned
Net Income Margin	6.8%	7.5%	110.8%	200.0%
Cash Flow (1)
Company-wide	$1.813 Billion	$2.062 Billion	113.8%	192.0%
Eastern Group	$456.9 Million	$538.2 Million	117.8%	200.0%
Western Group	$432.5 Million	$446.5 Million	103.2%	121.5%
Midwest Group	$489.6 Million	$503.4 Million	102.8%	118.8%

(1)	Cash flow is measured at the Company-wide level or at the Group level, depending upon the individual executive’s position. Cash flow is measured as earnings before interest, taxes, depreciation, and amortization, minus capital expenditures, which is different than the “free cash flow” measure that we report in our quarterly earnings announcements.

The 2006 actual (as adjusted) results include the Committee’s exercise of its discretion to adjust for earnings charges or benefits of items that were unforeseen at the time the original performance targets were established. These adjustments include certain non-recurring items, divestiture gains, tax items (primarily tax audit settlements) and other items the Committee deems appropriate to ensure rewards are aligned with the right business decisions. The adjustments reduced the Company’s net income margin from 8.6% to 7.5%; however, the as adjusted results still triggered a 200% payout for this portion of the bonus. The impact of the adjustments to Company-wide cash flow increased the payout for this portion of the bonus payout from 170.9% to 192.0%. For the Group cash flow results, the impact of the adjustments varied by Group. The adjustments increased the payout for the Eastern Group from 169.1% to 200%; decreased the payout for the Western Group from 188.5% to 121.5%; and increased the payout for the Midwest Group from 117.3% to 118.8%.

For 2006, all named executive officers, excluding Mr. Damico, met or exceeded their personal performance goals and were therefore paid at target (100%) or above target (105%) for the individual portion of their bonus. As Mr. Damico retired earlier in the year, he was paid at 90% of target for the individual portion of his bonus. Annual bonuses paid to the named executive officers for 2006 are listed under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 25.

As part of the annual review of all of our compensation programs, the Compensation Committee made changes to the executive’s annual incentive plan for 2007. For 2007, 100% of the targeted annual bonus award is based on financial measures, weighted equally between earnings per share and cash flow. In determining the actual bonus payout, there is an individual performance modifier that can increase or decrease the payout by 25%. However, at no time can the modifier increase the payout above 200% of target. It is expected that the modifier would be used only in exceptional cases, as it is believed that the most senior level executives should be linked primarily to the overall Company financial performance.

Long-Term Incentive Program

Long-term incentive awards are a key component of our total compensation package as they create an alignment with our stockholders and provide a direct link to our strategic objectives. For 2006, our annual award consisted of 50% performance share units and 50% restricted stock units. We believe that the use of both of these vehicles provides a balance between performance incentive and retention value.

Performance Share Units

Performance share unit awards provide a direct link to the Company’s objective of increasing return on invested capital (“ROIC”). We operate a capital-intensive business and disciplined capital allocation is critical to creating value for our Company. By design, the value delivered through performance share units is based on two factors: (i) performance as measured by the three-year average ROIC; and (ii) the Company’s stock price. ROIC is calculated as the three-year average of net operating profit after tax, divided by total debt and stockholder’s equity, less cash and goodwill. Net operating profit is defined as the sum of operating revenue, less operating costs and expenses, less selling, general and administrative costs and expenses, less depreciation and amortization costs and expenses. For purposes of this calculation, we use a fixed tax rate throughout the performance period of 38.8%.

Setting three-year ROIC performance targets is a rigorous process in which multiple scenarios are analyzed. We model possible scenarios based on current trends, historical performance, the impact of changes in yield, volume, and capital and the sensitivities to external economic factors. The ultimate goal is to establish a performance target that is appropriately aggressive but not unrealistic. To demonstrate our expected performance, it is important to note that our 2004 to 2006 ROIC actual performance was 13.2%. For awards granted in 2006, the three-year ROIC target is 16.7%. In order to receive any payout for the 2006 performance share unit award, a minimum three-year ROIC of 12.1% must be achieved, at which the payout is reduced to 50% of the target award.

Participants are granted a target number of units, which correspond to a number of shares. At the end of the three-year period, the number of shares awarded can range from 0% to 200% of the targeted amount, depending on the Company’s three-year ROIC performance and subject to the general payout and forfeiture provisions described in “Executive and Director Compensation” on page 24. Additionally, since the value of each share is tied to the stock price, the value received will fluctuate over time with the value of the Company’s stock. Recipients have the opportunity to defer receipt of their performance share unit award. Deferred amounts are not invested, nor do they earn interest and they are paid out in shares of Common Stock. Throughout the performance period, there are no dividend equivalents paid on the performance share units awarded in 2006 and holders do not have the right to vote their performance share units. Our performance share unit awards currently meet the performance-based requirements under Section 162(m).

Restricted Stock Units

Restricted stock unit awards support our compensation philosophy because they provide retention value through service-based vesting and alignment with stockholders because the ultimate value is tied to the Company’s stock price. The 2006 restricted stock unit awards vest in equal installments over four years from the grant date, subject to the general vesting and forfeiture provisions described in “Executive and Director Compensation” on page 24. Recipients have the opportunity to defer receipt of their restricted stock unit award. Deferred amounts are not invested, nor do they earn interest and they are paid out in shares of Common Stock. Recipients receive dividend equivalents on unvested units throughout the vesting period, but they do not have the right to vote their restricted stock units. Restricted stock units are not considered performance-based under Section 162(m) and therefore are not deductible by the Company.

In determining the number of units that should be awarded, our Compensation Committee consults with its independent consultant to determine market competitive award levels. Our targeted award values are typically set at median values for similar positions at companies within our peer group and in the survey data. However, because of the design of our performance share unit awards, actual value delivered can go above or below this targeted level depending upon the Company’s performance. Our 2006 market review showed that our current long-term incentive values for the named executive officers were below the median values of our comparator groups. Although the current values were below the targeted median, the decision was made to target similar values for the 2007 grant. This decision was made because our entire award consists of performance share units and restricted stock units, which are considered full-value shares, compared to the comparator group companies that typically include stock options as a component of their long-term incentive awards. Actual award sizes, denominated in number of units, are determined by dividing the targeted dollar value by a current stock price. This number is then split into performance share units and restricted stock units based on the established weightings.

As part of the annual review of all of our compensation programs, the Compensation Committee decided that there should be a greater emphasis on performance-based compensation over service-based compensation.

As a result, in 2007, 75% of the participants’ total award granted is in performance share units and 25% of the award is in restricted stock units. Additionally, the vesting of the restricted stock units was changed from 25% annual vesting to a three-year cliff vest to increase the retention value. The decision was also made to pay dividend equivalents on performance share units beginning with the 2007 award. These amounts will be accrued at target during the three-year performance period and paid in cash at the end of the period based on the actual number of shares earned.

The Compensation Committee grants annual long-term incentive awards as close to the beginning of the year as administratively possible, typically late January, to ensure that the performance share units are granted near the beginning of the new three-year performance period. In addition to annual grants, restricted stock units are used for special one-time grants for events such as promotions and new hires, in which case the grant date is based on the date of the occurrence of the event related to the reason for the award.

Perquisites

Senior executives are eligible for the following taxable benefits:

•	auto allowance;

•	financial, legal and tax planning;

•	home security (provided by the Company’s Corporate Security Department); and

•	social organization/health club fees.

Senior executives also receive an annual physical that is treated as a non-taxable benefit because it is required for the benefit of the Company.

The value of the perquisites we give our executives is disclosed in the Summary Compensation Table on page 25. As the disclosure shows, the value of the perquisites makes up a small portion of the executive’s overall total compensation.

Based on a periodic security assessment by an outside consultant, for security purposes the Company requires the Chief Executive Officer to use the Company’s aircraft for business and personal use. Use of the Company’s aircraft is permitted for other executives’ personal use only with Chief Executive Officer approval in special circumstances, which does not occur often. All executives are taxed on the value of their personal use of the Company’s airplanes in accordance with IRS regulations using the Standard Industry Fare Level formula. This is a different amount than we disclose in the Summary Compensation Table, which is based on the SEC requirement to report the incremental cost to us of their use.

Deferral Plan

The Company maintains a 409A Deferred Savings Plan, which allows all employees with a minimum base salary of $170,000 to defer up to 25% of their base salary and up to 100% of their annual bonus (“eligible pay”) for payment at a future date. Under the plan, the Company matches the portion of pay that cannot be matched in the Company’s 401(k) Savings Plan due to IRS limits. The Company match provided under the 401(k) Savings Plan and the Deferral Plan is dollar-for-dollar on the first 3% of eligible pay, and fifty cents on the dollar for the next 3% of eligible pay, although participants can contribute the entire amount of eligible pay, which will not be matched but will be tax-deferred. Company matching contributions begin in the Deferral Plan once the executive has reached the IRS limit in the 401(k) plan. Funds deferred under this plan fluctuate based on selected hypothetical funds that are the same as those in the 401(k) plan. We believe that providing a program that allows and encourages our executives to plan for their retirement is a key factor in our ability to attract and retain talent. Additional details on the plan can be found in the Nonqualified Deferred Compensation table and the footnotes thereto on page 31.

Post-Employment Compensation

The compensation an executive receives post-employment is based on provisions included in individual equity award agreements, retirement plan documents, and employment agreements. We enter into employment agreements with our executive officers because they provide a form of protection for the Company through restrictive covenant provisions. They also provide the executive a sense of security and trust that they will be treated fairly in the event of a termination not for cause or under a change-in-control situation. The change in control provision included in each named executive officer’s agreement requires a double trigger in order to receive any payment in the event of a change-in-control situation. First, a change-in-control must occur, and second the executive must terminate his employment for good reason or the Company must terminate the executive’s employment without cause six months prior to or two years following the change-in-control event. We believe providing change-in-control protections ensures impartiality and objectivity of our executives in the context of a change-in-control situation and protects the interests of our stockholders.

Employment agreements entered into after February 2004 include a clawback feature that allows for the suspension and refund of termination benefits for subsequently discovered cause. The agreements generally allow the Company to cancel any remaining payments due and obligate the executive to refund to the Company any severance payments already made if, within one year of termination of employment of the executive by the Company for any reason other than for cause, the Company determines that the executive could have been terminated for cause.

Executive Officer Severance Policy

In August 2005, the Compensation Committee approved an Executive Officer Severance Policy. The policy states that the Company shall not enter into severance arrangements with executive officers that provide for benefits, less the value of vested equity awards and benefits provided to employees generally, in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval.

Stock Ownership Guidelines

We believe that executive ownership of Company Common Stock demonstrates a commitment to, and confidence in, the Company’s long-term prospects and establishes an alignment between our management and our stockholders. The Company has implemented stock ownership guidelines that vary by level and are expressed as a fixed number of shares. Ownership levels were established based on one, two, three, four, and five times base salary depending upon position, and then translated to the appropriate fixed number of shares. Shares owned outright, deferred stock units, shares held in the 401(k) plan and shares held in the Deferral Plan count towards meeting the guideline. Restricted stock shares, restricted stock units and performance share units do not count toward meeting the guideline until they are vested or earned.

Until guidelines are achieved and sustained, executives are required to retain at least 50% of net shares delivered through the Company’s long-term incentive plans. In addition to the ownership target, executives also have a holding requirement that is in effect at all times, even once targeted levels of ownership are achieved. Senior Vice Presidents and above must hold 100% of all net shares for at least one-year before they can be sold and Vice Presidents must hold at least 50% of all net shares for at least one-year before they can be sold. Net shares are those that remain after shares are sold or withheld to pay the exercise price of stock options and/or withholding taxes.

The following table outlines the ownership levels for the named executive officers other than Mr. Damico, who retired in 2006 and therefore is not subject to Company guidelines and policies.

Position	Ownership Target as a Number of Shares	Number of Years to Attain (1)	Attainment as of 12/3/06
David P. Steiner Chief Executive Officer	145,000	5 Years	73.1%

Lawrence O’Donnell, III President & COO	87,350	5 Years	98.2%

Robert G. Simpson SVP & Chief Financial Officer	42,000	5 Years	83.1%

James E. Trevathan SVP Eastern Group	32,600	5 Years	174.8%

Duane C. Woods SVP Western Group	32,600	5 Years	40.7%

(1)	The measurement period began January 2004.

Risk-Hedging Policies

Pursuant to the Company’s Insider Trading Policy, executives of the Company are prohibited from engaging in certain transactions with respect to the Company’s Common Stock, such as puts, calls and other exchange traded derivatives. These transactions reduce or cancel the risk of an investment in the Common Stock, particularly in the short-term. Therefore, they may create the appearance that the executives are trading on inside information. Additionally, certain forms of hedging or monetization transactions allow a stockholder to lock in much of the value of his stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without full risks and rewards of ownership. Therefore, executives are also prohibited from hedging transactions.

Executive and Director Compensation

In accordance with SEC rules and regulations, we have provided information about our named executive officers’ 2006 compensation. For SEC purposes, “named executive officers” includes our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated individuals serving as an executive officer as of the end of the year. The rules also require us to include any individual who would have been included in this definition had he been serving as an executive officer at the end of the year. Therefore, Robert P. Damico, our former Senior Vice President — Midwest Group, who retired in April of 2006, has also been included in the following tables.

The SEC adopted new rules governing the disclosure of executive and director compensation in 2006. As a result of the new rules, some of the information we disclose is different from prior years, and much of the format and presentation of the information is different from prior years. The following is information we believe may be useful to an understanding of the tables presented:

•

Our annual cash bonuses are earned and paid based on the achievement of performance goals. As a result, for the purposes of this disclosure, annual cash bonuses are included in the “Non-Equity Incentive Plan Compensation” column rather than a “Bonus” column of the Summary Compensation Table.

•	The value of our stock awards is calculated based on the fair value of the awards in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payments.

•

In order to show investors the cost of the executives’ compensation to the Company, the dollar amount of the awards included in the “Stock Awards” column of the Summary Compensation Table is the amount recognized by the Company as compensation expense in 2006. Generally, compensation expense for equity awards is recognized over the life of the award as it vests or is otherwise earned. Therefore, compensation expense recognized by the Company in 2006 includes the expense for awards granted during the year as well as the 2006 expense for previously granted awards. In 2005, our restricted stock units and performance share units contained provisions that allowed for immediate vesting upon retirement. As a result, in 2005 we recognized the full value of awards granted to employees who received an award at a time that they were retirement eligible. The expense for non-retirement eligible employees continues to be recognized over the term of the awards. Mr. Damico was eligible for retirement in 2005 and as a result, the compensation expense for his awards shown in the “Stock Awards” column is less than the other executives’, for whom we continue to recognize compensation expense for prior years’ awards.

•

The “Grant Date Fair Value of Stock and Option Awards” column of the Grant of Plan-Based Awards table includes the entire fair value of the awards granted in 2006 calculated in accordance with FAS 123(R), which, as described above, is recognized by the Company for financial reporting purposes over the term of the underlying award.

•

The Grant of Plan-Based Awards table requires disclosure of “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.” This disclosure requires a threshold, target and maximum dollar amount. We have disclosed the amounts that could have been paid under our annual incentive bonuses based on those three scenarios. The actual amounts paid are shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. We believe the requirement to disclose the possible payouts, even though an actual payment was made and disclosed, may be helpful to show a comparison of what was provided for by the award’s terms with actual payout or achievement levels.

•

As discussed in the CD&A, equity awards granted under our long-term incentive program in 2006 included restricted stock units and performance share units. In 2004 and prior years, we also granted stock options and shares of restricted stock, which are disclosed in the tables where applicable. Although restricted stock units and performance share units are both considered by us to be incentive compensation, for SEC disclosure purposes, only awards with performance criteria are considered “equity incentive plan awards.” As a result, restricted stock units and shares of restricted stock are disclosed in the “All Other Stock Awards” column of the Grant of Plan-Based Awards table and “Number of Shares or Units of Stock That Have Not Vested” in the Outstanding Equity Awards at December 31, 2006 table. Only the performance share units are disclosed under the “Equity Incentive Plan Awards” columns of those tables.

•

Restricted stock units granted in 2006 vest ratably over four years beginning one year after the date of grant. They earn dividend equivalents at the same rate and at the same time as shares of our Common Stock. Restricted stock units may not be sold, transferred or voted, and are forfeitable upon termination for cause or voluntary termination. Restricted stock units are pro-rated in the case of retirement or termination without cause, vest immediately in the event of death or disability and also vest immediately in the case of a change-in-control, unless the successor entity agrees to assume all of the awards. At vesting, one share of Common Stock is issued for each restricted stock unit.

•

Performance share units are granted as a fixed number of units (each of which represents one share) based on the achievement of a target performance goal for a three-year performance period, which ends December 31, 2008 for the 2006 grant. The actual number of shares earned can range from zero to 200% of the target number, with a threshold of 50%; if the threshold goal is not met, no awards will be earned. Unless otherwise noted, since we do not yet know how much, if any, of the performance share units will be earned, all of our disclosures are based on the target number. There are no dividends or dividend equivalents paid on 2006 performance share units. The performance share units are forfeitable upon termination for cause or voluntary termination and receive a pro-rated payout upon retirement or termination without cause. In the event of death or disability, the performance share units receive a full payout based on actual performance at the end of the performance period. Performance share units are paid out in cash based on the actual performance as of the date of a change-in-control with the remainder of the targeted award paid in shares of restricted stock of the successor entity.

•

Although 2006 equity awards did not include stock options, the stock options we issued in 2003 and 2004 contained a reload feature. A reload feature becomes available once the fair market value of the Company’s Common Stock has appreciated by 25% from the original option’s exercise price and allows the optionee to pay the exercise price of the original option using shares of stock he already owns. When this is done, the optionee will automatically be granted a number of new, reload options equal to the number of shares used in payment of the exercise price. The exercise price of the reload option is the fair market value of the Common Stock on the date the option is granted; the reload option vests in six months and once the fair market value of the Common Stock has appreciated by 25%; and the expiration date of the reload option will be the same date as the expiration of the original option. Reload options are included in the Grant of Plan-Based Awards table and are noted as such.

•

The original terms of stock options granted by the Company in and before 2004 generally provided for ratable vesting over four years, beginning one year after date of grant. In December 2005, the Compensation Committee vested all employees’ outstanding stock options.

•

The new SEC rules require a Compensation Discussion and Analysis to be included in this Proxy Statement. The CD&A beginning on page 13 contains a discussion that should be read in conjunction with these tables to gain a complete understanding of our executive compensation philosophy, programs and decisions.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
David P. Steiner Chief Executive Officer	2006	904,808	2,721,965	51,974	1,758,270	164,270	5,601,287

Lawrence O’Donnell, III President and Chief Operating Officer	2006	686,094	1,334,636	60,228	1,158,117	99,568	3,338,643

Robert G. Simpson Senior Vice President & Chief Financial Officer	2006	461,960	655,104	18,514	657,756	55,193	1,848,527

James E. Trevathan Senior Vice President — Eastern Group	2006	512,503	411,089	0	747,116	77,112	1,747,820

Duane C. Woods Senior Vice President — Western Group	2006	485,312	409,537	0	587,958	44,425	1,527,232

Robert P. Damico Senior Vice President — Midwest Group (Retired)	2006	176,539	70,649	0	196,803	2,273,665	2,717,656

(1)	Amounts shown are the dollar amounts recognized as compensation expense for financial reporting purposes in 2006 under FAS 123(R) (excluding estimates for forfeitures) for restricted stock units, performance share units and shares of restricted stock granted in 2004, 2005 and 2006. The fair value of all of the awards is equal to the market value of our Common Stock on the date of grant, although the value of performance share units is reduced by the present value of expected dividend payments on our Common Stock during the vesting period because performance share units do not receive any dividend equivalents. Although the amounts included in the table do not reflect estimated forfeitures, the amounts actually recognized in our financial statements are reduced, in accordance with FAS 123(R), for estimated forfeitures. In 2006, we experienced actual forfeiture rates of 1.9% for restricted stock units and performance share units; the only named executive forfeitures were by Mr. Damico, whose 2006 grants of restricted stock units and performance share units were forfeited on a pro-rated basis in accordance with their terms. The table below shows the 2006 stock grants to each of the named executives. More information on the awards can be found in the “Grant of Plan-Based Awards” table on page 27.

	Restricted Stock Units	Performance Share Units
Mr. Steiner	55,000	55,000
Mr. O’Donnell	23,335	23,335
Mr. Simpson	18,335	18,335
Mr. Trevathan	10,835	10,835
Mr. Woods	10,835	10,835
Mr. Damico	10,835	10,835

Upon retirement, Mr. Damico forfeited 10,137 restricted stock units and 9,649 performance share units.

(2)	The option awards shown are reload options. The fair values of the reload stock options were estimated using the Black-Scholes option-pricing model. We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes; because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the stock options. The assumptions used were a dividend yield of 2.32%; a risk-free interest rate of 5.14%; an expected life of six years; and a stock price volatility of 19.53%.

(3)	The amounts reported for each of the named executives in “All Other Compensation” are shown below (in dollars):

	Financial Planning	Personal Use of Company Aircraft	Club Initiation Fees	Club Dues	Car Allowance	Home Security	Annual Physical	Parking	401(k) Matching Contributions	Deferral Plan Matching Contribution	Life Insurance Premiums	Severance	Relocation Allowance
Mr. Steiner	0	101,309	0	11,653	12,000	317	1,670	876	9,900	24,597	1,948	0	0
Mr. O’Donnell	0	0	38,672	9,894	12,000	492	1,130	876	9,900	25,064	1,540	0	0
Mr. Simpson	11,000	0	0	2,510	12,000	227	629	876	9,900	17,063	988	0	0
Mr. Trevathan	0	11,970	0	5,916	12,000	317	659	0	9,900	18,699	1,151	0	16,500
Mr. Woods	0	0	0	4,650	12,000	250	683	0	9,900	15,874	1,068	0	0
Mr. Damico	0	0	0	1,940	5,538	0	0	0	9,900	5,342	1,151	2,249,794	0

Based on a periodic assessment by an outside consultant, the Company’s executive security program requires Mr. Steiner to use the Company aircraft for all travel, whether personal or business related. We calculate the amount of the personal aircraft usage perquisite based on our incremental cost, which includes fuel, crew travel expenses, on-board catering, landing fees, trip related hangar/parking costs and other variable costs. We own or operate our aircraft primarily for business use, and therefore, do not include the fixed costs associated with the ownership or operation such as pilots’ salaries, purchase costs and non-trip related maintenance.

More information concerning Mr. Damico’s severance payments can be found on page 40.

Grant of Plan-Based Awards in 2006

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David P. Steiner	— 03/15/06 01/27/06 11/17/06	01/27/06	825,928 — — —	1,042,247 — — —	2,084,494 — — —	— 27,500 — —	— 55,000 — —	— 110,000 — —	— — 55,000 —	— — — 24,922	— — — 38.205	— 1,756,150 1,742,125 215,575

Lawrence O’Donnell, III	— 03/15/06 01/27/06 11/20/06	01/27/06	544,013 — — —	686,495 — — —	1,372,990 — — —	— 11,668 — —	— 23,335 — —	— 46,670 — —	— — 23,335 —	— — — 31,429	— — — 37.985	— 745,087 739,136 268,089

Robert G. Simpson	— 03/15/06 01/27/06 11/29/06	01/27/06	311,745 — — —	393,394 — — —	786,788 — — —	— 9,168 — —	— 18,335 — —	— 36,670 — —	— — 18,335 —	— — — 12,892	— — — 37.095	— 585,437 580,761 105,585

James E. Trevathan	— 03/15/06 01/27/06	01/27/06	345,220 — —	435,636 — —	871,272 — —	— 5,418 —	— 10,835 —	— 21,670 —	— — 10,835	— — —	— — —	— 345,962 343,199

Duane C. Woods	— 03/15/06 01/27/06	01/27/06	326,909 — —	412,530 — —	825,060 — —	— 5,418 —	— 10,835 —	— 21,670 —	— — 10,835	— — —	— — —	— 345,962 343,199

Robert P. Damico (6)	— 03/15/06 01/27/06	01/27/06	112,539 — —	142,014 — —	284,028 — —	— 593 —	— 1,186 —	— 2,372 —	— — 698	— — —	— — —	— 37,869 22,109

(1)	The amounts assume each of the executives earned 100% of his personal performance measure; actual payouts of the awards are shown in the Summary Compensation Table and as discussed in the CD&A, certain executives earned more than 100% of their personal performance measure. The named executives’ target and maximum bonuses are based on the provisions of their employment agreements. The threshold levels represent the bonus amounts payable if the minimum performance requirements are met for each performance measure. The Company’s Annual Incentive Plan allows the Committee to consider adjustments to the Company’s reported results of operations based on unusual and non-recurring items in determining whether the performance measures have been met. As a result, it is not possible to calculate the actual amounts earned by and paid to the executives for 2006 as shown in the Summary Compensation Table based solely on the Company’s reported results of operations.
(2)	Represents the number of shares of Common Stock potentially issuable based on the achievement of performance criteria under performance share unit awards granted under our 2004 Stock Incentive Plan.
(3)	Represents the number of shares of Common Stock issuable upon vesting of restricted stock unit awards granted under our 2004 Stock Incentive Plan.
(4)	Represents the number of shares issuable upon exercise of reload stock options granted in 2006 under our 2004 Stock Incentive Plan.
(5)	The exercise price reflected is the average of the highest and lowest sales price on the date of grant, the definition of “fair market value” in the Company’s 2004 Stock Incentive Plan. The closing price of our Common Stock on each of November 17, 2006, November 20, 2006 and November 29, 2006 was $38.21, $37.91 and $37.07, respectively.
(6)	All of Mr. Damico’s payments and awards have been pro-rated in accordance with the terms of the applicable agreements and plans due to his retirement in April 2006.

Outstanding Equity Awards at December 31, 2006

	Option Awards					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David P. Steiner	90,000 335,000 56,593 135,000 70,000 30,000 50,000	24,922	0	38.205 29.24 21.08 19.61 27.88 30.30 24.01 23.75	03/06/2013 03/04/2014 04/03/2013 03/06/2013 03/07/2012 07/12/2011 03/01/2011 11/13/2010	126,800		4,662,436	143,334	(4)	5,270,391

Lawrence O’Donnell, III	90,000 79,466 150,000 175,000 350,000	31,429	0	37.985 29.24 19.61 27.88 24.01 16.5625	03/06/2013 03/04/2014 03/06/2013 03/07/2012 03/01/2011 01/21/2010	61,386		2,257,163	66,670	(4)	2,451,456

Robert G. Simpson	33,000 42,000 65,000 13,768 33,000 35,000 50,000	12,892	0	37.095 27.60 29.24 21.08 19.61 27.88 24.01 39.913	03/06/2013 05/13/2014 03/04/2014 04/03/2013 03/06/2013 03/07/2012 03/01/2011 10/15/2008	36,086		1,326,882	36,670		1,348,356

James E. Trevathan	20,000 50,000 120,000 65,000 100,000 12,500 25,000 6,451 3,739	0	0	29.23 29.24 19.61 27.88 24.01 20.50 53.9375 33.64 41.45	07/19/2014 03/04/2014 03/06/2013 03/07/2012 03/01/2011 09/13/2009 07/15/2008 03/10/2008 05/09/2007	23,495	(5)	863,911	21,670		796,806

Duane C. Woods	50,000 20,000 18,000 10,000 15,000 10,000 4,000 40,000	0	0	28.45 29.24 19.61 26.77 27.88 24.01 20.50 53.9375	06/03/2014 03/04/2014 03/06/2013 05/16/2012 03/07/2012 03/01/2011 09/13/2009 07/15/2008	23,769	(5)	873,986	21,670		796,806

Robert P. Damico	70,000 75,000 135,000 28,750 175,000 8,104	0	0	29.24 19.61 27.88 24.01 53.9375 33.64	04/30/2009 04/30/2009 04/30/2009 04/30/2009 07/15/2008 03/10/2008	12,076		444,035	12,021		442,012

(1)	All amounts are as of December 31, 2006, and dollar values are based on the closing price of the Company’s Common Stock on December 31, 2006 of $36.77.
(2)	Represents reload stock options. The reload stock options will vest on the following dates and once the market value of our Common Stock has increased by 25% from the option’s exercise price: Mr. Steiner’s award vests on May 17, 2007; Mr. O’Donnell’s award vests on May 20, 2007; and Mr. Simpson’s award vests on May 29, 2007.

(3)	Includes shares of restricted stock and restricted stock units as follows:

	Original Award	Date of Grant	Vesting Schedule	Not Yet Vested
Mr. Steiner	55,000 Restricted Stock Units 55,000 Restricted Stock Units 50,000 Restricted Stock Units 11,100 Restricted Stock Shares	01/27/06 01/27/05 06/24/04 03/04/04	Equal increments over four years Equal increments over four years 50% on 6/24/06; 25% on each of 6/24/07 and 6/24/08 Equal increments over four years	55,000 41,250 25,000 5,550

Mr. O’Donnell	23,335 Restricted Stock Units 23,335 Restricted Stock Units 30,000 Restricted Stock Units 11,100 Restricted Stock Shares	01/27/06 01/27/05 06/24/04 03/04/04	Equal increments over four years Equal increments over four years 50% on 6/24/06; 25% on each of 6/24/07 and 6/24/08 Equal increments over four years	23,335 17,501 15,000 5,550

Mr. Simpson	18,335 Restricted Stock Units 18,335 Restricted Stock Units 3,200 Restricted Stock Shares 4,800 Restricted Stock Shares	01/27/06 01/27/05 05/13/04 03/04/04	Equal increments over four years Equal increments over four years Equal increments over four years Equal increments over four years	18,335 13,751 1,600 2,400

Mr. Trevathan	10,835 Restricted Stock Units 10,835 Restricted Stock Units 3,100 Restricted Stock Shares 4,800 Restricted Stock Shares	01/27/06 01/27/05 07/19/04 03/04/04	Equal increments over four years Equal increments over four years Equal increments over four years Equal increments over four years	10,835 8,126 1,550 2,400

Mr. Woods	10,835 Restricted Stock Units 10,835 Restricted Stock Units 7,900 Restricted Stock Shares	01/27/06 01/27/05 06/03/04	Equal increments over four years Equal increments over four years Equal increments over four years	10,835 8,126 3,950

Mr. Damico	10,835 Restricted Stock Units 7,900 Restricted Stock Shares	01/27/05 03/04/04	Equal increments over four years Equal increments over four years	8,126 3,950

(4)	Includes performance share unit awards granted in March 2004 in the target amount of 33,334 shares for Mr. Steiner and 20,000 shares for Mr. O’Donnell, with a performance period of January 1, 2005 through December 31, 2006. Although the performance period ended December 31, 2006, the actual number of shares issuable pursuant to the awards was not determined until February 28, 2007, when the Company’s financial results of operations were made available and the Compensation Committee, pursuant to the terms of the awards, determined whether any adjustments were necessary based on unusual or nonrecurring items within the performance period. Therefore, the awards are reported as “unearned” and “not vested” as of December 31, 2006.
(5)	Includes dividend equivalents paid on restricted stock units equal to 584 shares of Common Stock for Mr. Trevathan and 858 shares of Common Stock for Mr. Woods. Dividend equivalents are paid on all unvested restricted stock units and, if deferred, are reinvested in additional restricted stock units.

Option Exercises and Stock Vested in 2006

	Option Awards			Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David P. Steiner	48,407	(2)	894,561	46,525	1,581,980
Lawrence O’Donnell, III	60,534	(2)	1,099,297	23,609	803,601
Robert G. Simpson	60,732	(3)	1,236,186	6,584	213,869
James E. Trevathan	100,000		2,200,020	4,684	152,383
Duane C. Woods	0		0	4,684	158,837
Robert P. Damico	0		0	5,382	177,521

(1)	Information regarding the original awards pursuant to which the shares were acquired can be found in footnote 3 to the “Outstanding Equity Awards at December 31, 2006” table on page 29. In addition to the awards included in that footnote, Mr. Damico vested in 698 shares pursuant to his 2006 restricted stock unit award, the remainder of which was forfeited. The table below reflects information with respect to amounts realized on vesting that have been deferred by the other named executives.

Name	Award	Date of Vest	No. of Shares Vested	Fair Market Value on Date of Vesting ($)	Amount Deferred		Term of Deferral
David P. Steiner	Restricted Stock Units Restricted Stock Units	01/27/06 06/24/06	13,750 25,000	31.68 35.11	$ $	435,600 877,750	Termination of employment Termination of employment

Lawrence O’Donnell, III	Restricted Stock Units Restricted Stock Units	01/27/06 06/24/06	5,834 15,000	31.68 35.11	$ $	184,821 526,650	01/28/07 01/28/07

James E. Trevathan	Restricted Stock Units	01/27/06	2,709	31.68		$85,821	Termination of employment

Duane C. Woods	Restricted Stock Units	01/27/06	2,709	31.68		$85,821	Termination of employment

(2)	Mr. Steiner and Mr. O’Donnell paid for the exercise price and taxes due on exercise of options using the net share settlement procedure we provide for executives. Under net share settlement, executives may elect to have the Company withhold the number of shares, otherwise issuable pursuant to the exercise of a stock option, necessary to pay the exercise price and minimum required taxes. The net number of shares actually received by Mr. Steiner and Mr. O’Donnell was 14,925 and 18,497, respectively.
(3)	Mr. Simpson exercised options using the net share settlement method and sold shares upon exercise in a broker-assisted cashless exercise to pay for the exercise price and required taxes. The net number of shares actually received by Mr. Simpson was 21,106.

Nonqualified Deferred Compensation in 2006

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)
David P. Steiner	180,961	24,597	148,265	0	997,344
Lawrence O’Donnell, III	353,932	25,064	239,959	0	2,039,813
Robert G. Simpson	27,718	17,063	41,222	0	458,399
James E. Trevathan	364,209	18,699	60,086	0	1,601,353
Duane C. Woods	263,388	15,874	159,287	0	1,386,509
Robert P. Damico	248,880	5,342	77,574	0	1,828,685

(1)	Contributions are under the Company’s Deferral Plan, described in the CD&A on page 20. In this Proxy Statement as well as in previous years, we include the amounts reported as contributed by executives to the Deferral Plan as Base Salary in the Summary Compensation Table.
(2)	Company contributions to the executives’ Deferral Plan accounts are included in All Other Compensation, but not Base Salary, in the Summary Compensation Table.
(3)	Earnings on these accounts have not been disclosed by the Company in previous years, and are not included in any other amounts in the tables included in this Proxy Statement, as the amounts required to be disclosed in this column represent the general market earnings of investments, not preferential earnings.
(4)	Accounts are distributed as either a lump sum payment or in annual installments (i) when the employee has reached at least 65 years of age or (ii) at a future date that occurs after termination of employment. Special circumstances may allow for a modified distribution in the event of the employee’s death, an unforeseen emergency, or upon a change-in-control of the Company. In the event of death, distribution will be made to the designated beneficiary in the form previously elected by the executive. In the event of a change-in-control of the Company, the executive will receive an immediate distribution of 100% of his account balance. In the event of an unforeseen emergency, the plan administrator may allow an early payment in the amount required to satisfy the emergency. All participants are immediately 100% vested in all of their contributions, Company matching contributions and gains and/or losses related to their investment choices.

Director Compensation in 2006

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
John C. Pope (5) Chairman of the Board	250,500	220,000	0	17,687	488,187

Pastora San Juan Cafferty	90,500	80,000	0	9,946	180,446
Frank M. Clark, Jr.	116,500	80,000	0	9,946	206,446
Patrick W. Gross	48,562	43,726	0	606	92,894
Thomas I. Morgan	57,363	55,781	0	773	113,917
W. Robert Reum	117,000	80,000	0	8,246	205,246
Steven G. Rothmeier	115,000	80,000	0	10,188	205,188
Thomas H. Weidemeyer	93,000	80,000	0	4,376	177,376

(1)	Includes an annual cash retainer; meeting fees for the Board and its committees; and committee chairmanship retainers. Under the Company’s 2003 Directors’ Deferred Compensation Plan, non-employee directors may elect to defer 50% or 100% of their cash compensation and receive shares of our Common Stock upon termination of Board service, or such later date as the director may choose. Under the Deferred Compensation Plan, any amounts deferred are credited to the directors’ accounts based on the cash amount otherwise payable divided by the fair market value of the Common Stock on the date cash payments are made. This number of Common Stock equivalents receives dividend equivalents that are reinvested in additional stock equivalents during the deferral period. The stock equivalents are equal in value to one share of our Common Stock and are paid in shares of Common Stock at the end of the deferral period. In 2006, the Company’s non-employee director compensation included the following cash payments, none of which was deferred by directors in 2006:

Annual Cash Retainer	$50,000 for director service
Meeting Fees	$2,000 for each Board meeting attended
$1,500 for each Committee meeting attended
Annual Chairmanship Retainers	$25,000 for Audit Committee Chair
$20,000 for Management Development and Compensation Committee Chair
$15,000 for Nominating and Governance Committee Chair
Other Annual Retainers	$5,000 for Audit Committee service (other than Chair)
$10,000 for Special Committee established to make indemnification decisions, payable in quarterly installments in advance

(2)	The values shown include an annual stock retainer of $80,000, payable in two equal installments, on January 15 and July 15 of each year. The number of stock units issued was determined by dividing $40,000 by the fair market value of our Common Stock on each of January 15 and July 15. The payment is made under the Deferred Compensation Plan described above. The table below shows, as of December 31, 2006, the aggregate number of stock units and phantom stock units held by each director, including accrued dividend equivalents. The phantom stock units were issued under our previous directors’ deferred compensation plans, in which non-employee directors were able to defer 50% or 100% of their cash compensation. The phantom stock units are equal in value to one share of our Common Stock and receive dividend equivalents, in the form of additional phantom stock units, at the same time as actual shares of Common Stock receive dividends. The phantom stock units will be paid out in cash upon the director’s termination of Board service.

	Number of Stock Units	Number of Phantom Stock Units
John C. Pope	18,525	2,286
Pastora San Juan Cafferty	11,539	0
Frank M. Clark, Jr.	11,539	0
Patrick W. Gross	1,340	0
Thomas I. Morgan	1,710	0
W. Robert Reum	9,672	0
Steven G. Rothmeier	11,539	265
Thomas H. Weidemeyer	5,422	0

(3)	The table below shows the number of stock options held by each of our non-employee directors as of December 31, 2006. The options are all fully vested based on their initial terms and all expire ten years from date of grant. The Company stopped granting options to our non-employee directors after 2002.

	Grant Date	No. of Options Outstanding	Exercise Price($)
John C. Pope	01/02/2002 01/02/2001 01/03/2000 01/04/1999 11/04/1997	10,000 10,000 10,000 10,000 2,175	30.2400 26.3750 16.6875 47.1250 35.3300

Pastora San Juan Cafferty	01/02/2002 01/02/2001 01/03/2000 01/04/1999	10,000 10,000 10,000 10,000	30.2400 26.3750 16.6875 47.1250

Steven G. Rothmeier	01/02/2002 01/02/2001 01/03/2000 01/04/1999 03/11/1998 03/11/1997	10,000 10,000 10,000 10,000 2,175 2,175	30.2400 26.3750 16.6875 47.1250 33.8200 44.5600

(4)	Includes the dollar value of accrued dividend equivalents paid on deferred compensation based on the closing price of our Common Stock on December 31, 2006 of $36.77.
(5)	In 2006, in addition to the compensation already described, Mr. Pope received an annual retainer of $200,000 for his role as Non-Executive Chairman of the Board, 50% of which was paid in stock units and 50% of which was paid in cash. The amount of fees earned or paid in cash for Mr. Pope also includes $40,000 of compensation earned in 2005, but paid in 2006 for his role of Non-Executive Chairman of the Board. We have included this amount because it had not been paid as of the filing of the 2006 Proxy Statement, and therefore was not previously disclosed. Mr. Pope’s stock awards also include the value, as of the date of grant, of 1,273 stock units, equating to $40,000, for his role as Non-Executive Chairman of the Board earned in 2005 but granted in 2006.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into employment agreements with certain of its officers, including the named executive officers. The agreements with the named executives contain provisions regarding consideration payable to the executives upon termination of employment as described below. Each of the agreements also contains post-termination restrictive covenants, including a covenant not to compete, non-solicitation covenants, and a non-disparagement covenant, each of which lasts for two years after termination. As described in the CD&A on page 21, employment agreements entered into after February 2004 include a clawback feature for termination payments which is applicable to Mr. Simpson and Mr. Woods whose agreements were both entered into in October 2004. The Company adopted an Executive Officer Severance Policy in August 2005, as described in the CD&A on page 21.

The terms “Cause,” “Good Reason,” and “Change-in-Control” as used in the table below are defined in the executives’ employment agreements and have the meanings generally described below. You should refer to the individual agreements for the actual definitions.

“Cause” generally means the executive has:

•	deliberately refused to perform his duties;

•	breached his duty of loyalty to the Company;

•	been convicted of a felony;

•	intentionally and materially harmed the Company; or

•	breached the covenants contained in his agreement.

“Good Reason” generally means that, without the executive’s consent:

•	his duties or responsibilities have been substantially changed;

•	he has been removed from his position;

•	the Company has breached his employment agreement;

•	any successor to the Company has not assumed the obligations under his employment agreement; or

•	he has been reassigned to a location more than fifty (50) miles away.

“Change-in-Control” generally means that:

•	at least twenty-five percent (25%) of the Company’s Common Stock has been acquired by one person or persons acting as a group;

•

the majority of the Board of Directors consists of individuals other than those serving as of the date of the executive’s employment agreement or those that were not elected by at least two-thirds (2/3) of those directors;

•

there has been a merger of the Company in which at least fifty percent (50%) of the combined post-merger voting power of the surviving entity does not consist of the Company’s pre-merger voting power or a merger to effect a recapitalization that resulted in a person or persons acting as a group acquired twenty-five percent (25%) or more of the Company’s voting securities; or

•	the Company is liquidating or selling all or substantially all of its assets.

The following tables represent potential payouts to our executives upon termination of employment pursuant to the terms of their employment agreements. The payouts assume the triggering event indicated occurred on December 31, 2006, at which time the closing price of our Common Stock was $36.77 per share. These payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual amounts the executive will receive. The actual performance share unit payout will be based on future performance of the Company after the assumed date of termination. Since this amount cannot be predicted, we have based the payout on target awards outstanding at December 31, 2006. The payout for continuation of benefits and perquisites is an estimate of the cost the Company would incur to continue those benefits.

Potential Consideration upon Termination of Employment:

David P. Steiner

Triggering Event	Compensation Component	Payout($)
Death or Disability	Severance Benefits • Immediate vesting of restricted stock and restricted stock units	4,662,436

	• Immediate vesting of performance share units granted in 2005 and 2006	4,044,700

	• Two times base salary as of date of termination (payable in bi-weekly installments over a two year period)	1,850,000

	• Life insurance benefit	850,000

	Total	11,407,136

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual bonus (one-half payable in lump sump; one-half payable in bi-weekly installments over a two year period)	3,977,500

	• Continued coverage under health and welfare benefit plans for two years	18,000

	• Prorated vesting of restricted stock units	1,178,442

	• Prorated vesting of performance share units granted in 2005 and 2006	2,021,762

	Total	7,195,704

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control (Double Trigger)	Severance Benefits • Three times base salary plus target bonus, paid in lump sum	5,966,250

	• Continued coverage under health and welfare benefit plans for three years	27,000

	• Immediate vesting of restricted stock and restricted stock units	4,662,436

	• Immediate vesting of performance share units granted in 2005 and 2006	4,044,700

	• Full maximum bonus, prorated to date of termination	2,084,494

	• Gross-up payment for any excise taxes	4,289,498

	Total	21,074,378

Lawrence O’Donnell, III

Triggering Event	Compensation Component	Payout($)
Death or Disability	Severance Benefits

	• Immediate vesting of restricted stock and restricted stock units	2,257,163

	• Immediate vesting of performance share units granted in 2005 and 2006	1,716,056

	• Two times base salary as of date of termination (payable in bi-weekly installments over a two year period)	1,383,032

	• Life insurance benefit	672,000

	Total	6,028,251

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual bonus (one-half payable in lump sump; one-half payable in bi-weekly installments over a two year period)	2,766,064

	• Continued coverage under benefit plans for two years

	• Health Benefit Plans	18,000

	• Automobile Allowance	24,000

	• Deferred Savings Plan	50,128

	• 401 (k)	19,800

	• Prorated vesting of restricted stock units	541,990

	• Prorated vesting of performance share units granted in 2005 and 2006	857,771

	Total	4,277,753

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control (Double Trigger)	Severance Benefits • Three times base salary plus target bonus, paid in lump sum	4,149,096

	• Continued coverage under benefit plans for three years

	• Health Benefit Plans	27,000

	• Automobile Allowance	36,000

	• Deferred Savings Plan	75,192

	• 401 (k)	29,700

	• Immediate vesting of restricted stock and restricted stock units	2,257,163

	• Immediate vesting of performance share units granted in 2005 and 2006	1,716,056

	• Full maximum bonus, prorated to date of termination	1,372,990

	• Gross-up payment for any excise taxes	2,598,081

	Total	12,261,278

Robert G. Simpson

Triggering Event	Compensation Component	Payout($)
Death or Disability	Severance Benefits

	• Immediate vesting of restricted stock and restricted stock units	1,326,882

	• Immediate vesting of performance share units	1,348,356

	• Life insurance benefit	431,000

	Total	3,106,238

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual bonus (one-half payable in lump sump; one-half payable in bi-weekly installments over a two year period)	1,752,136

	• Continued coverage under health and welfare benefit plans for two years	18,000

	• Prorated vesting of restricted stock units	313,060

	• Prorated vesting of performance share units	673,957

	Total	2,757,153

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control	Severance Benefits • Three times base salary plus target bonus, paid in lump sum	2,628,204
(Double Trigger)	• Continued coverage under health and welfare benefit plans for three years	27,000

	• Immediate vesting of restricted stock and restricted stock units	1,326,882

	• Immediate vesting of performance share units	1,348,356

	• Full maximum bonus, prorated to date of termination	786,788

	• Gross-up payment for any excise taxes	1,610,558

	Total	7,727,788

James E. Trevathan

Triggering Event	Compensation Component	Payout($)
Death or Disability	Severance Benefits

	• Immediate vesting of restricted stock and restricted stock units	863,911

	• Immediate vesting of performance share units	796,806

	• Two times base salary as of date of termination (payable in bi-weekly installments over a two year period)	1,032,524

	• Life insurance benefit	502,000

	Total	3,195,241

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual bonus (one-half payable in lump sump; one-half payable in bi-weekly installments over a two year period)	1,910,170

	• Continued coverage under benefit plans for two years

	• Health Benefit Plans	18,000

	• Automobile Allowance	24,000

	• Deferred Savings Plan	37,398

	• 401 (k)	19,800

	• Prorated vesting of restricted stock units	185,027

	• Prorated vesting of performance share units	398,256

	Total	2,592,651

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control (Double Trigger)	Severance Benefits
	• Two times base salary plus target bonus, paid in lump sum	1,910,170
	• Continued coverage under benefit plans for two years

	• Health Benefit Plans	18,000

	• Automobile Allowance	24,000

	• Deferred Savings Plan	37,398

	• 401 (k)	19,800

	• Immediate vesting of restricted stock and restricted stock units	863,911

	• Immediate vesting of performance share units	796,806

	• Full maximum bonus, prorated to date of termination	871,272

	• Gross-up payment for any excise taxes	1,140,094

	Total	5,681,451

Duane C. Woods

Triggering Event	Compensation Component	Payout($)
Death or Disability	Severance Benefits • Immediate vesting of restricted stock and restricted stock units	873,986

	• Immediate vesting of performance share units	796,806

	• Life insurance benefit	466,000

	Total	2,136,792

Termination Without Cause by the Company or For Good Reason by the Employee	Severance Benefits • Two times base salary plus target annual bonus (one-half payable in lump sump; one-half payable in bi-weekly installments over a two year period)	1,819,778

	• Continued coverage under health and welfare benefit plans for two years	18,000

	• Prorated vesting of restricted stock units	185,027

	• Prorated vesting of performance share units	398,256

	Total	2,421,061

Termination Without Cause by the Company or For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control (Double Trigger)	Severance Benefits
	• Three times base salary plus target bonus, paid in lump sum	2,729,667
	• Continued coverage under health and welfare benefit plans for three years	27,000

	• Immediate vesting of restricted stock and restricted stock units	873,986

	• Immediate vesting of performance share units	796,806

	• Full maximum bonus, prorated to date of termination	825,060

	• Gross-up payment for any excise taxes	1,526,740

	Total	6,779,259

In addition to the severance benefits outlined above, each of the executives named below will be paid the following amounts, which have previously been earned but not paid, upon termination of employment for any reason, except as otherwise noted:

Compensation Component	Steiner ($)	O’Donnell ($)	Simpson ($)	Trevathan ($)	Woods ($)
Prorated incentive bonus based on actual performance	1,758,270	1,158,117	657,756	747,116	587,958

Value of vested stock options (1)	8,914,136	12,002,762	1,996,079	4,136,617	—

Value of performance share units granted in 2004 with a performance period ending December 31, 2006 (2)	1,379,148	827,475	—	—	—

Distribution from Deferred Savings Plan	997,344	2,039,813	458,399	1,601,353	1,386,509

(1)	The Company vested all employees’ outstanding stock options effective December 2005. In the event of termination for cause, all options are immediately cancelled. Employees generally otherwise have three months post-termination to exercise their options, except (i) in the case of death or disability, in which case there is continued exercisability for one year, and (ii) in the case of retirement, in which case there is continued exercisability for three years. However, the employment agreements we entered into with Mr. Steiner, Mr. O’Donnell and Mr. Simpson give them the ability to exercise all stock options granted before 2004 for two years after termination of employment without cause or for good reason and for three years after termination without cause or for good reason six months prior to, or two years following a change-in-control. Mr. Trevathan’s employment agreement gives him the ability to exercise all stock options granted before 2004 for two years after termination of employment without cause or for good reason and for termination without cause or for good reason six months prior to, or two years following a change-in-control. Mr. Wood’s employment agreement does not provide for extended exercisability of his stock options upon termination. The value, if any, of the benefit of continued exercisability to executives is dependent on when the stock options are ultimately exercised and will depend on future fluctuations in market value of the Company’s Common Stock. We have valued the benefit based on the potential gain executives could have realized if the stock options were exercised as of December 31, 2006.
(2)	The actual number of shares issuable pursuant to this performance share unit award were not determinable at December 31, 2006, and therefore the award is shown as unearned in the “Outstanding Equity Awards at December 31, 2006” table on page 28. The value of the award shown here is based on the fair market value of our Common Stock on February 28, 2007, the date the Compensation Committee approved the payout, of $33.97.

Upon Mr. Damico’s retirement from the Company on April 30, 2006, he received the following.

• Cash severance payable over three years	$1,983,335

• Interest on deferred payment of cash severance	$11,028

• Value of employee discount in the Employee Stock Purchase Plan for three years	$11,250

• Value of Company match in Deferral Plan for three years	$125,181

• Value of perquisites for three years	$119,000

• Unused vacation (previously earned)	$12,676

• Prorated vesting of restricted stock units granted in 2006	$26,147

We are also continuing certain benefits for Mr. Damico, as described below. The payout values shown for the stock components are based on the closing price of the Company’s Common Stock on December 31, 2006, of $36.77 per share.

• Continued coverage under health and welfare plans for three years	$27,000

• Continued vesting of restricted stock units and restricted stock shares granted in 2004 and 2005 for three years	$444,035

• Immediate vesting of performance share units granted in 2005	$398,403

• Prorated vesting of performance share units granted in 2006	$43,609

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, beginning on page 13, with management. Based on these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The Management Development and Compensation Committee of the Board of Directors

W. Robert Reum, Chairman

Pastora San Juan Cafferty

Thomas I. Morgan

John C. Pope

Steven G. Rothmeier

Thomas H. Weidemeyer

RELATED PARTY TRANSACTIONS

The Board of Directors has adopted a written Related Party Transactions Policy for the review, approval or ratification of Related Party Transactions (all current or proposed transactions in excess of $120,000 in which (i) the Company is a participant and (ii) any director, executive officer or immediate family member of any director or executive officer has a direct or indirect material interest) and has given the Nominating and Governance Committee the responsibility for overseeing the policy. The policy requires all Related Party Transactions to be ratified by the Nominating and Governance Committee.

All executive officers and directors are required to notify the General Counsel or the Corporate Secretary as soon as practicable of any proposed Related Party Transaction. The General Counsel will determine whether a potential transaction or relationship constitutes a Related Party Transaction that requires compliance with the policy and/or disclosure as a Related Party Transaction under applicable SEC rules. If the General Counsel determines that the transaction or relationship constitutes a Related Party Transaction, the transaction is referred to the Nominating and Governance Committee.

The Nominating and Governance Committee will review a detailed description of the transaction, including:

•	the terms of the transaction;

•	the business purpose of the transaction;

•	the benefits to the Company and to the relevant related party; and

•	whether the transaction would require a waiver of the Company’s Code of Conduct.

In determining whether to approve a Related Party Transaction, the Nominating and Governance Committee will consider, among other things, the following factors:

•	whether the terms of the Related Party Transaction are fair to the Company and such terms would be on the same basis if the transaction did not involve an outside director or executive officer;

•	whether there are business reasons for the Company to enter into the Related Party Transaction;

•	whether the Related Party Transaction would impair the independence of an outside director;

•	whether the Related Party Transaction would present an improper conflict of interest for any outside director of executive officer of the Company; and

•	whether the Related Party Transaction is material.

Any member of the Nominating and Governance Committee who has an interest in the transaction presented for consideration will abstain from voting on the Related Party Transaction.

The Nominating and Governance Committee’s consideration of Related Party Transactions and its determination of whether to approve such a transaction are reflected in the minutes of the Nominating and Governance Committee’s meetings.

The Company is not aware of any related party transactions that would require disclosure.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Board of Directors, to recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and to select the independent auditor for ratification by stockholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2006 with management and the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

•

First, the Audit Committee discussed with Ernst & Young, the Company’s independent registered public accounting firm for fiscal year 2006, those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•

Second, the Audit Committee discussed with Ernst & Young its independence and received from Ernst & Young a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of other non-audit services to the Company is compatible with the auditor’s independence.

•

Third, the Audit Committee met periodically with members of management, the internal auditors and Ernst & Young to review and discuss internal controls over financial reporting. Further, the Audit Committee reviewed and discussed management’s report on internal control over financial reporting as of December 31, 2006, as well as Ernst & Young’s related report.

•

Finally, the Audit Committee reviewed and discussed, with the Company’s management and Ernst & Young, the Company’s audited consolidated balance sheet as of December 31, 2006, and consolidated statements of income, cash flows and stockholders’ equity for the fiscal year ended December 31, 2006, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Committee meets periodically with both the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal audit.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board approved) that the Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2006. The Committee has also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2007.

The Audit Committee of the Board of Directors

Steven G. Rothmeier, Chairman

Frank M. Clark, Jr.

Patrick W. Gross

John C. Pope

W. Robert Reum

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

The next proposal on the agenda for the Annual Meeting is the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007.

Representatives of Ernst & Young LLP will be at the Annual Meeting. They will be able to make a statement if they want, and will be available to answer any appropriate questions stockholders may have.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2006	2005
	(in millions)
Audit Fees	$8.0	$8.9
Audit-Related Fees	1.2	1.6
Tax Fees	0.0	0.1
All Other Fees	0.0	0.0

Total	$9.2	$10.6

Audit includes fees for the annual audit, reviews of the Company’s Quarterly Reports on Form 10-Q, accounting consultations, and separate subsidiary audits required by statute or regulation, both domestically and internationally. Audit-related fees principally include separate subsidiary audits not required by statute or regulation and employee benefit plan audits. Tax fees were for tax audit and compliance assistance in certain foreign jurisdictions.

The Audit Committee has adopted procedures for the approval of Ernst & Young’s services and related fees. At the beginning of each year, all audit and audit-related services and fees for the upcoming audit are provided to the Audit Committee for approval. The services are grouped into significant categories and provided to the Audit Committee in the format shown above. All projects that have the potential to exceed $100,000 are separately identified and reported to the Committee for approval. The Audit Committee Chairman has the authority to approve additional services, not previously approved, between Committee meetings. Any additional services approved by the Audit Committee Chairman between Committee meetings are ratified by the full Committee at the next regularly scheduled meeting. The Audit Committee is updated on the status of all services and related fees at every regular meeting. In 2006 and 2005, the Audit Committee pre-approved all audit, audit-related and tax services performed by Ernst & Young.

As set forth in the Audit Committee Report on page 42, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence and has determined that they are.

In connection with the audit of the 2006 and prior year financial statements, we entered into engagement letters with Ernst & Young, which set forth the terms by which Ernst & Young would perform audit services for the Company. Those agreements are subject to alternative dispute resolution procedures and a mutual exclusion of punitive damages.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007.

OTHER MATTERS

We do not intend to bring any other matters before the Annual Meeting, nor do we have any present knowledge that any other matters will be presented by others for action at the meeting. If any other matters are properly presented, your proxy card authorizes the people named as proxies to vote as they think best.

OTHER INFORMATION

Stockholder Proposals for the 2008 Annual Meeting

Eligible stockholders who want to have proposals considered for inclusion in the Proxy Statement for our 2008 Annual Meeting should notify our Corporate Secretary. The written proposal must be received at our offices no later than November 22, 2007 and no earlier than October 23, 2007. A stockholder must have been the registered or beneficial owner of (a) at least 1% of our outstanding Common Stock or (b) shares of our Common Stock with a market value of $2,000 for at least one year before submitting the proposal. Also, the stockholder must continue to own the stock through the date of the 2008 Annual Meeting.

Expenses of Solicitation

We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by Internet or telephone, or by Waste Management officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Mellon Investor Services has been hired to help in the solicitation of proxies for the 2007 Annual Meeting for a fee of approximately $7,000 plus associated costs and expenses.

Annual Report

A copy of our 2006 Annual Report to Stockholders, including our Annual Report on Form 10-K, which includes our financial statements for fiscal year 2006, is enclosed with this Proxy Statement. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Annual Report and Proxy Statement. This procedure will reduce our printing costs and postage fees.

If you or another stockholder of record with whom you share an address wish to receive a separate Annual Report or Proxy Statement, we will promptly deliver it to you, upon your oral or written request to: Waste Management, Inc., Corporate Secretary, 1001 Fannin Street, Suite 4000, Houston, Texas 77002, telephone 713-512-6200.

Stockholders of record residing at the same address and currently receiving only one copy of the Proxy Statement and Annual Report may request multiple copies of the Proxy Statement and Annual Report in the future by contacting ADP, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-800-542-1061.

Stockholders of record residing at the same address and currently receiving multiple copies of the Proxy Statement and Annual Report may request that only a single copy of the Proxy Statement and Annual Report be mailed in the future by contacting ADP at the address and telephone number noted above.

How to Receive Next Year’s Proxy Statement and Annual Report On-Line

You can elect to receive future Waste Management proxy statements and annual reports over the Internet, instead of receiving paper copies in the mail. You can do this by going directly to http://www.icsdelivery.com/wm and following the instructions given, or by going to our website at http://www.wm.com, and clicking on the link that says “Electronic delivery of your annual report & proxy statement” in the Investor Relations Section under “Request Information.”

Additionally, most stockholders who vote their shares for the 2007 Annual Meeting over the Internet will be given the opportunity to consent to future Internet delivery of our documents when voting. If you are not given an opportunity to consent to electronic delivery when you vote your shares, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery. If you do consent to Internet delivery, a notation will be made in your account. When the Proxy Statement and Annual Report for our Annual Meeting in 2008 become available, you will receive an email notice instructing you on how to access them over the Internet.

VOTE BY INTERNET - www.proxyvote.com
1001 FANNIN STREET SUITE 4000 HOUSTON, TX 77002	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Waste Management, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Waste Management, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WASTM1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WASTE MANAGEMENT, INC.

Vote On Directors

1. Proposal to elect	For	Against	Abstain		For	Against	Abstain
1a. Pastora San Juan Cafferty	☐	☐	☐	1f. W. Robert Reum	☐	☐	☐
1b. Frank M. Clark, Jr.	☐	☐	☐	1g. Steven G. Rothmeier	☐	☐	☐
1c. Patrick W. Gross	☐	☐	☐	1h. David P Steiner	☐	☐	☐
1d. Thomas I. Morgan	☐	☐	☐	1i. Thomas H. Weidemeyer	☐	☐	☐
1e. John C. Pope	☐	☐	☐

Vote on Proposal	For	Against	Abstain

2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2007.	☐	☐	☐

For comments please check this box and write them on the other side of this card.	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the directors in item 1 and FOR item 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Note: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

WASTE MANAGEMENT, INC.

Annual Meeting of Stockholders - May 4, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Waste Management, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 21, 2007, and hereby appoint(s) David P. Steiner and Rick L Wittenbraker, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Waste Management, Inc., to be held May 4, 2007 at 11:00 a.m., Central Time, at The Maury Myers Conference Center, Waste Management, Inc., 1021 Main Street, Houston, Texas 77002, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

Attention participants in 401(k) plans: If you have an interest in the Common Stock of Waste Management, Inc. through participation in the Waste Management Retirement Savings Plan or the Waste Management Retirement Savings Plan for Collectively Bargained Employees, you may confidentially instruct the Trustee(s) of the respective plan on how to vote the shares representing your proportionate interest in such plan’s assets. The Trustee(s) shall vote shares in accordance with any instructions received. Any shares for which the Trustee(s) has/have not received timely voting instructions shall be voted by the Trustee(s) in its sole discretion.

Comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)